Exhibit 99.1
Operations Update
It’s been a busy summer at CIE. We have processed over 60 million pounds of animal fat to produce over 8 million gallons of biodiesel. With increased regional sales and fatty acid co-product production, we’ve shipped out over 700 truckloads of biodiesel and co-products. We’ve successfully processed a wide variety of feedstocks including: choice white grease, bleachable fancy tallow, technical tallow, lard, bacon grease, yellow grease, poultry fat and corn oil. Having the ability to process these lower cost feedstocks along with high energy prices allowed us to capture some favorable margins and post over a $3,000,000 profit for our third fiscal quarter. We continue to work on optimizing the processing of these feedstocks and will continue to utilize the most we can while still meeting REG-9000 specifications.
European Union (“EU”) Complaint
You may have seen in the news EU’s complaint against the U.S. biodiesel industry and the “splash and dash” loop hole. CIE responded to the European Commission’s initial survey, but was not selected as a sample company. This is good news for CIE, but we will continue to monitor the investigation.
Biodiesel beyond ASTM: REG® announces advanced quality specs
Renewable Energy Group® announces first-of-its-kind quality specification in three new
REG-9000™ biodiesel products that exceed ASTM limits
AMES, Iowa (April 9, 2008)— Renewable Energy Group®, Inc., a leading biodiesel marketer and producer, today became the first biodiesel producer and marketer in the United States to announce product specifications for B100 that exceed ASTM D 6751 biodiesel specifications, regardless of feedstock.
The company’s biodiesel specifications which exceed ASTM specifications include 1) reduced free and total glycerin levels 2) a reduced acid number and 3) reduced free water and sediment.
Renewable Energy Group, Inc. performs internal tests for specifications not currently required by ASTM including: tests for monoglycerides, diglycerides and triglycerides, tests for total biodiesel moisture and a cold soak filtration test which indicates how well REG biodiesel will perform in cold climates.
As part of the quality specification, Renewable Energy Group, Inc. also introduced a new line-up of three REG-9000TM biodiesel products; REG-9000-1, REG-9000-5, and REG-9000-10.
•	REG-9000-1 has a cloud point ranging from 0-2 degrees C and a cetane level from 47-50.

•	REG-9000-5 has a cloud point ranging from 4-6 degrees C and a cetane level from 50-53.

•	REG-9000-10 has a cloud point ranging from 8-12 degrees C and a cetane level from 53-59.
All three products offer improved oxidation stability and enhanced purity compared to other B100 biodiesel in today’s marketplace.
“End-users are demanding large volumes of high quality biodiesel,” said Renewable Energy Group, Inc.’s CEO, Jeff Stroburg. “The new REG-9000TM product line-up provides our customers with unprecedented options regarding their fuel choices while offering confidence in the highest quality biodiesel available. This new specification is an extension of our commitment to biodiesel quality regardless of the feedstock to offer quality to the petroleum industry and its distributors, fleet owners and managers, retail diesel locations and other diesel users.”
“ASTM D6751 defines the minimum requirements for biodiesel that is ‘fit for purpose’ for blending up to 20 percent with petrodiesel; and the BQ-9000 program, which REG was a leader in, requires D 6751 compliance on every lot,” NBB CEO Joe Jobe explained. “REG has once again proven themselves as industry quality leaders by committing their product to a quality level that goes above and beyond the ASTM requirements.”
It’s Clean. It’s Renewable. It’s Biodiesel!

Big Win for Biodiesel: ASTM Approves New Biodiesel Blend Specifications
Automakers, Fleets Encouraged by New Biodiesel Standards
Vancouver, B.C.— The biodiesel industry is celebrating today following the final vote by the ASTM International D02 Main Committee to approve a trio of long-awaited ASTM specifications for biodiesel blends. After more than five years of extensive research and subsequent balloting by the ASTM fuel experts in the blended fuel balloting process, ASTM has finally voted to approve three key sets of biodiesel specifications that should significantly bolster automaker support and consumer demand for biodiesel:
• Changes to the existing B100 biodiesel blend stock specification (ASTM D6751)
• Finished specifications to include up to 5% biodiesel (B5) in the conventional petrodiesel specification (ASTM D975)
• A new specification for blends of between 6 percent biodiesel (B6) to 20 percent biodiesel (B20) for on and off road diesel.
Automakers and engine manufacturers have been requesting a finished blend specification for B20 biodiesel blends for several years, with some citing the need for that spec as the single greatest hurdle preventing their full-scale acceptance of B20 use in their diesel vehicles.
Steve Howell, Chairman of the ASTM Biodiesel Task Force, said, “The new ASTM specifications for B6-B20 blends will aid engine manufacturers in their engine design and testing processes to optimize the performance of vehicles running on biodiesel. The new specifications will also help ensure that only the highest quality biodiesel blends are made available to consumers at the retail pump.”
Blenders’ Tax Credit
Senate Vote to Consider Energy and Tax Extenders Fails
On July 30, 2008, a vote in the U.S. Senate to consider S. 3335, the energy and tax extender package that includes an extension of the biodiesel tax incentive, fell short of the 60 votes required to invoke cloture and proceed to consideration of the bill. The vote failed by a 51-43 margin.
S. 3335 contains the following provisions pertaining to biodiesel:
•	Extends the tax incentive for one year.

•	Provides $1 per gallon incentive for all biodiesel, regardless of feedstock used to produce the fuel.

•	Properly defines the renewable diesel tax incentive as it applies to co-processed renewable diesel.

•	Shuts down the splash and dash loophole.
The revenue raisers used to pay for the package continue to be the focal point of controversy. The Democratic majority in the Senate feels strongly that the revenue loss associated with the extenders package should comply with PAYGO rules and be offset with corresponding revenue raisers. They also note that their counterparts in the U.S. House will not approve a package that is not offset. The Republicans in general consider these offsets tax increases and believe it is inappropriate to use permanent tax increases to offset the temporary extension of existing tax incentives. The tax extender package also became intertwined in the ongoing negotiations between Democratic and Republican Senators over the consideration of amendments to an energy speculation bill under consideration in the U.S. Senate.
The White House issued a veto threat as part of a Statement of Administration Policy (SAP), pertaining to S. 3335.
It’s Clean. It’s Renewable. It’s Biodiesel!

Study: No difference between B20, ULSD
A year-long study conducted cooperatively by the National Biodiesel Board and the National Renewable Energy Laboratory has concluded that a B20 biodiesel blend operates comparatively with petroleum-based ultra-low sulfur diesel (ULSD).
The study evaluated the extended use of the two fuels in 15 St. Louis Metro Transit buses. Eight buses were fueled with a B20 blend of fuel for 12 months, while the other seven buses were fueled exclusively with ULSD. The 40-foot, model year 2002 buses were monitored for fuel economy, maintenance, engine performance, component wear and lube oil performance.
Results showed the B20 buses exhibited a 1.7 percent reduction in fuel economy, which is consistent with the fuel’s lower energy output percentage as compared to petroleum diesel.
Fuel filters and fuel injectors needed to be replaced more frequently on the B20 buses. Poor fuel quality was ruled out as a factor. However, because maintenance workers didn’t retain clogged parts as requested, researchers were unable to further determine a cause. It was speculated that an unusually cold spring could have been a factor.
Overall engine and fuel system maintenance was 35 percent higher for the B20 group but, according to the group’s final report, bus-to-bus variability in maintenance indicates that percentage is not significant.
Lube oil samples that were collected throughout the year showed that B20 caused no harm and, in some cases, actually resulted in less soot and wear on metals than the ULSD samples.
The NBB and NREL are considering continuing the study for one more year to further evaluate how B20 affects engines and fuel systems.
Leading U.S. biodiesel producer and marketer Renewable Energy Group® discloses it has commercialization technology for algae-based fuel
Two years into algae commercialization, firm reveals scalability options suited to many algae strains
AMES, Iowa (Aug. 19, 2008) — Renewable Energy Group®, a leading U.S. biodiesel production and marketing company, today revealed it has scalable commercialization technology capable of refining and producing large volumes of high quality algae biodiesel.
Ames-based REG® has implemented technology to refine the oil from a variety of algae strains and produce algae biodiesel exceeding ASTM standards. REG has pre-treated and produced high quality algae biodiesel at the pilot scale level with results that will lead to commercial production. With available feedstocks and additional algae oil production partners, REG can augment current pre-treatment and production of algae biodiesel in continually increasing volumes as part of their current continuous-flow, commercial-scale process technology.
“With these scalability options, REG looks to initiate additional partnerships for commercial-scale production of algae biodiesel at volumes comparable to those from other vegetable and animal feedstocks now in use,” said Chief Operating Officer Daniel Oh, who oversees technology and research and development programs for the company.
“Commercial demonstration of algae biodiesel at this level is a major step forward for the industry,” Oh said. “By defining the processing parameters for larger volumes of algae oil, we can process the algae oil using REG’s commercial scale production technology like any other feedstock out there today.”
“REG’s successful demonstration of technologies presents the flexibility and opportunity for it to partner with almost any algae-oil supplier for biodiesel,” explained Research and Development Manager Glen Meier. “Universal compatibility is the fastest means to procure the volumes of feedstock needed for large-scale commercialization.”
As part of the commercialization process, crude algae oil is cleaned and refined using REG’s pretreatment technology. It is then converted to biodiesel using a system similar to that in current commercial-scale biodiesel production process. Despite algae oil’s distinct processing challenges, REG has produced algae biodiesel which exceeds ASTM D6751 and EN 14214 quality specifications.
REG has been involved in biodiesel commercialization since 1996 and currently utilizes a multi-feedstock approach to biodiesel production. REG’s current technology for algae biodiesel follows the same path to development as other major feedstocks being used today as alternatives to soybean oil, like choice white grease and canola oil, Meier observed.
REG biodiesel is produced to exceed ASTM specifications, regardless of feedstock, and is marketed under the REG-9000™ biodiesel product line.
It’s Clean. It’s Renewable. It’s Biodiesel!

Members Can Post Purchase and Sale Quotes Online
Central Iowa Energy has made available a qualified matching service (“QMS”) to provide prospective buyers and sellers of Central Iowa Energy membership units a forum for posting non-firm purchase or sale price quotes. The QMS is a “bulletin board” unit trading system that allows willing sellers and buyers to find each other.
For more information about how to utilize the QMS or to post quote information on the QMS, please click on the “Unit Trading Bulletin Board” link at www.centraliowaenergy.com. (Due to certain securities and tax laws, the Company cannot help facilitate transactions through the QMS).
Disclaimer
Statements made in this publication, other than statements of historical fact, about Central Iowa Energy, LLC’s future business operations or other future prospects are forward-looking statements and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Such factors include, among others, risks associated with the biodiesel industry generally, and other risk factors as described in Central Iowa Energy, LLC’s filings with the Securities and Exchange Commission. Many of these factors are beyond Central Iowa Energy, LLC’s ability to control or predict. Central Iowa Energy, LLC disclaims any intent or obligations to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise.
SEC Filings
On August 15, we filed our quarterly 10-Q report with the SEC. It can be viewed on the SEC’s web site (www.sec.gov), a link to which is provided on our website (www.centraliowaenergy.com) by clicking on “Investor Relations.” The next filing we expect to make will be our annual 10-K for our fiscal year ending September 30, 2008. It will be filed by December 31, 2008.

Central Iowa Energy, LLC
3426 East 28th St N
Newton, IA 50208
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It’s Clean. It’s Renewable. It’s Biodiesel!